Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-142838 on Form S-8 and Registration Statement Nos. 333-161724 and 333-159058 on Forms F-3 of our report dated July 15, 2010 relating to the consolidated financial statements of Xinhua Sports & Entertainment Limited, its subsidiaries and its variable interest entities (collectively, the “Company”) (which report includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern), appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
July 15, 2010